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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our Report of Independent Registered Public Accounting Firm dated May 7, 2007 covering the related balance sheet of Strasbaugh as of December 31, 2006, and the related statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2006, included in this Registration Statement and related Prospectus on Amendment No. 1 to Form SB-2 (Registration No. 333-144787) of Strasbaugh and subsidiary to be filed on approximately September 14, 2007 registering 7,180,886 shares of common stock held by selling securityholders. We also consent to the reference to us under the heading "Experts" in such Registration Statement and related Prospectus.



/S/ WINDES & MCCLAUGHRY
Irvine, California
September 14, 2007